+--------+
| FORM 4 |            UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                          Washington, D.C. 20549

[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.  Name and Address of Reporting Person*

    Best Universe Group Limited
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

    No. 387, Yong Jia Road
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                                   (Street)

    Shanghai
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        (City)                      (State)                           (Zip)

    People's Republic of China
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2.  Issuer Name and Ticker or Trading Symbol     SINA.Com(SINA)
                                              ----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
                 -----------------------

4.  Statement for Month/Year     November, 2001
                                 -----------------------------------------------


5.  If Amendment, Date of Original (Month/Year)
                                                 -------------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    ___ Director     ___ Officer           X  10% Owner     ___ Other
                                          ---
                    (give title below)                       (specify below)

    ------------------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

      X  Form filed by One Reporting Person
    ----
    ____ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

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                                                                                                                       Indirect
Ordinary Shares       11/29/2001    J             4,592,944     D         (1)                                 I     ownership in Sun
                                                                                                                      Stone Media
                                                                                                                   Group Limited (2)
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                                                                                                                       Indirect
Ordinary Shares       11/29/2001    J             4,883,580     A         (3)          9,476,524              I    ownership in Sun
                                                                                                                     Stone Media
                                                                                                                  Group Limited (2)
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
4(b)(v).

See footnote explanations on next page.

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

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
------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Security:     ficial
                                                                                (Instr.     ficially         Direct (D)    Owner-
                               --------------------------------------------     5)          Owned            or In-        ship
                               Date     Expira-              Amount or                      at End           direct (I)    (Instr.
                               Exer-    tion         Title   Number of                      of               (Instr. 4)    4)
                               cisable  Date                 Shares                         Month
                                                                                            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

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

Explanation of Responses:

     (1) The Reporting Person contributed shares to Fastep Limited in consideration for a 49% ownership interest in Fastep Limited. Fastep Limited transferred the shares to its wholly owned subsidiary, Sun Stone Media Group Limited. The Reporting Person continues to hold beneficial ownership of such shares by virtue of its ownership percentage of Fastep Limited.
     (2) Fastep Limited or its subsidiary, Sun Stone Media Group Limited, may receive up to an additional 3,280,674 shares pursuant to that certain Deed of Undertaking executed by Ms. Yang Lan on November 29, 2001 if certain performance targets are achieved by Sun Television Cybernetworks Holdings Limited.
     (3) Acquired beneficial ownership of shares held by Sun Stone Media Group Limited upon acquisition by Reporting Person of 49% ownership interest in Fastep Limited. Fastep Limited owns 100% of Sun Stone Media Group Limited.



            /s/ Yang Lan, Director         December 10, 2001
          -------------------------------  -----------------
          **Signature of Reporting Person        Date

       ** Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note: File three copies of this Form, one of which must be manually signed.
         If space is insufficient, see Instruction 6 for procedure.

   Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.